Exhibit 99.1

February 22, 2024

Helmerich & Payne, Inc. Announces Retirement of Mark W. Smith, CFO

TULSA, Okla. – February 22, 2024, (Business Wire) – Helmerich & Payne, Inc. (NYSE: HP) today announced that Mark W. Smith, Senior Vice President and Chief Financial Officer, has informed the Company of his intention to retire in August of 2024. The Company has commenced a search process to identify CFO candidates. Mr. Smith will continue to serve in his current role until a successor is identified and has an opportunity to effectively transition into that position. Accordingly, Mr. Smith will remain as a senior advisor to the Company until December 2024 after his retirement date.

President and CEO John Lindsay commented, “During Mark’s nearly six-year tenure, he has played a pivotal role in helping navigate some of the most difficult times in the Company’s history from an industry perspective. He has been instrumental in building upon H&P’s culture of strong financial discipline and in leading strategic, transformational organizational change, demonstrating exceptional leadership and strategic vision. We are grateful for Mark’s dedication and contributions.”

Senior Vice President and CFO Mark Smith also commented, “I have been fortunate to have had the unique opportunity to work for a company like H&P. The Company has a long history and strong track record, and I am proud of what we have achieved together during my tenure here continuing to move the Company forward. As I embark on this new chapter of my life, I am confident that the foundational elements of the Company are in place, and it is on strong footing to continue to be a leader within the industry.”

About Helmerich & Payne, Inc.
Founded in 1920, Helmerich & Payne, Inc. is committed to delivering industry leading drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. For more information, visit www.helmerichpayne.com.

Helmerich & Payne uses its website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com.

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Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
October 18, 2023
IR Contact:
Dave Wilson, Vice President of Investor Relations
918-588-5190
investor.relations@hpinc.com
Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com